Exhibit 99

    [LETTERHEAD]

FOR IMMEDIATE RELEASE	Investor Contact:	Marcia Ward Newhall Land (661) 255-4445
	Media Contact:	Marlee Lauffer Newhall Land (661) 255-4247

NEWHALL LAND SELLS ITS CHIQUITA CANYON LANDFILL

Second Quarter Earnings Expected to Range between $2.90 and $2.95

    Valencia, California, June 21, 2001—The Newhall Land and Farming Company (NYSE, PSE/NHL) today announced that it has sold its Chiquita Canyon Landfill to the current operator, Republic Services of California, for $65 million cash. The sale will contribute approximately $64 million, or $2.47 per unit, to second quarter earnings. Proceeds from the sale will be used to continue the Company's unit repurchase program, fund extensive investments in infrastructure and entitlements for Valencia and Newhall Ranch, and reduce debt.

    The Company previously reported that it had terminated discussions with a potential buyer of the landfill and was proceeding with its contractual right to terminate its lease with Republic. Also, Republic filed a lawsuit against the Company disputing the Company's right to terminate the lease. With completion of the landfill sale, the existing litigation between the Company and Republic has been settled.

Second Quarter Outlook

    The Company also announced that 2001 second quarter earnings are expected to be approximately $2.90 to $2.95 per partnership unit. In addition to the sale of the landfill, second quarter results in 2001 will include the completed sales of the Company's option to purchase approximately 1,800 acres in Broomfield, Colorado for $13 million and a 7.9-acre apartment site in Valencia Town Center for $10.1 million.

Fiscal 2001 Outlook

    As previously reported, the Company expects per unit net income from core operations, excluding asset sales and the Broomfield option, for the full year ending December 31, 2001 to be approximately 50 to 60 cents per unit. Net operating income for 2001 from the Company's income portfolio, not including four assets held for sale, is expected to be approximately $21 million, which is down from the previously projected $23 million primarily due to the elimination of landfill rental income. Two commercial properties in the asset sale program are in escrow for a total of $6.9 million and are expected to close in the 2001 third quarter. The Company has about 15 acres of industrial land and about 22 acres of commercial land in escrow for approximately $26 million, closings for which are expected to occur during the second half of the year. The ability to complete sales in 2001 will be dependent upon a variety of factors including, but not limited to, identification of suitable buyers, agreement with the buyers on definitive terms, availability of financing to the buyers, and market conditions. Due to the timing of escrow closings on many of these sales, earnings in the 2001 third quarter are projected to be nominal, or a loss could be reported. Based on the Company's current outlook, net income for 2001 is expected to range between $3.40 and $3.60 per unit.

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Unit Repurchase Update

    Newhall Land further reported on the status of its new unit repurchase program authorized in May 2001. The new program provides for the repurchase of up to an additional 2,520,000 units, or ten percent of the then outstanding units. As of June 21, a total of 111,166 units has been repurchased under this program at an average price of $27.41 per unit. There are 2,408,834 units remaining to be repurchased under the current program. In May 2001, the Company announced the completion of its September 1999 unit repurchase program under which 6,384,446 units were purchased. Weekly updates on the unit repurchase program are posted on the Company's website each Friday by the close of business. Investors should go to www.newhall.com, click on "Newhall Land," then "Investor Relations" and then click on "Unit Repurchases."

    Newhall Land is a developer of master-planned communities in north Los Angeles County. Its primary activity is building the master-planned community of Valencia, California. Newhall Ranch, its next new community, and Valencia together form one of the nation's most valuable landholdings. They are located on the Company's 36,000 acres, 30 miles north of downtown Los Angeles.

    The Company maintains a web site at http://www.newhall.com.

Safe Harbor Statement under the Private Securities Litigation Act of 1995

    Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. We have tried, wherever practical, to identify these forward-looking statements by using words like "anticipate," "believe," "estimate," "project," "expect," and similar expressions. Forward-looking statements include, but are not limited to, statements about plans; opportunities; negotiations; markets and economic conditions; development, construction, and sales activities; and availability of financing.

    We caution you not to place undue reliance on these forward-looking statements, which reflect our current beliefs and are based on information currently available to us. We do not undertake any obligation to publicly revise these forward-looking statements to reflect future events or changes in circumstances.

    These forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by these statements. In particular, among the factors that could cause actual results to differ materially are:

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  Changes in general and local economic conditions and/or changes in general and local real estate markets.

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  Competition in the real estate industry for residential, commercial and/or industrial land.

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  Ability of buyers to obtain financing and fluctuations in interest rates.

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  Successful completion of buyers due diligence, agreement with buyers on definitive terms or failure to close transactions.

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  Natural occurrences such as earthquakes or other weather conditions that might delay land development.

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  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

    For further information, please refer to Newhall Land's report on Form 10-K for the fiscal year ended December 31, 2000, and the Company's report on Form 10-Q for the quarter ended March 31, 2001, filed with the Securities and Exchange Commission.

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